Exhibit 99.1

FOR IMMEDIATE RELEASE

Digital Impact Board of Directors Urges Stockholders to Take No Action
on InfoUSA’s Unsolicited Tender Offer

SAN MATEO, Calif., Feb 24, 2005 (BUSINESS WIRE) — Digital Impact, Inc. (Nasdaq: DIGI), today urged its stockholders to take no action at this time with respect to the unsolicited tender offer from a wholly-owned subsidiary of InfoUSA, Inc. (Nasdaq: IUSA) for all of the outstanding shares of Digital Impact’s common stock at $2.00 per share.  The board of directors of Digital Impact, in consultation with independent legal and financial advisers, will carefully consider and evaluate InfoUSA’s unsolicited tender offer and will issue its recommendation to Digital Impact’s stockholders in due course.  The board of directors of Digital Impact strongly recommends that stockholders defer making any determination with respect to InfoUSA’s unsolicited tender offer until reading the Board’s solicitation/recommendation statement.

Further Information

Digital Impact is a leading provider of integrated digital marketing solutions for Global 2000 enterprises including Marriott, The Gap, and Hewlett-Packard. Digital Impact combines agency services with world-class campaign execution on a proprietary technology platform to deliver superior marketing results for clients. The Company’s proprietary IMPACT(TM) platform combines campaign management with advanced analytics to assist account and client teams in designing, sending and analyzing direct marketing communications. The company creates and executes campaigns across multiple media channels: including personalized email, targeted websites, banner and other web advertisements, search engines, and direct mail (print). Digital Impact is a member of the TRUSTe Privacy Program and the NAI’s Email Service Provider Coalition and works only with companies that adhere to appropriate consumer privacy guidelines. Digital Impact was founded in 1997 and has offices in Silicon Valley, New York and London. The Company is publicly traded on the Nasdaq Stock Market under the ticker symbol DIGI.

The Board's solicitation/recommendation statement will be available on or before March 9, 2005.  The Board's solicitation/recommendation statement will advise stockholders of: (1) whether Digital Impact recommends acceptance or rejection of InfoUSA's tender offer; expresses no opinion and remains neutral toward such tender offer; or is unable to take a position with respect to such tender offer; and (2) the reason(s) for the position taken by Digital Impact with respect to the tender offer.  Stockholders may obtain a free copy of the solicitation/recommendation statement, which will be filed by Digital Impact with the Securities and Exchange Commission, at the SEC's Web site at www.sec.gov.

Contacts:

Digital Impact

David Oppenheimer, 650-356-3400

ir@digitalimpact.com